Exhibit 99.1

NCL Corporation Ltd. Announces Results of its Cash Tender Offer for its 5.25% Senior Notes Due 2019

MIAMI, Dec. 14, 2016 (GLOBE NEWSWIRE) — NCL Corporation Ltd. (“NCLC”), a subsidiary of Norwegian Cruise Line Holdings Ltd. (NASDAQ:NCLH) (“NCLH”), today announced the results of its previously announced cash tender offer (the “Tender Offer”) to purchase any and all of its 5.25% senior notes due 2019 (the “5.25% Senior Notes”) having an aggregate outstanding principal amount of $680.0 million. The Tender Offer expired at 5:00 p.m., New York City time, on December 9, 2016.

NCLC has accepted for purchase approximately $394.2 million (or approximately 57.96%) of the 5.25% Senior Notes. NCLC has paid all holders of the 5.25% Senior Notes accepted for purchase in the Tender Offer $1,029.25 per $1,000 principal amount of 5.25% Senior Notes tendered, plus accrued and unpaid interest to, but not including, the settlement date, which is December 14, 2016.

NCLC funded the payment for the tendered and accepted 5.25% Senior Notes with the net proceeds from its previously announced offering of $700.0 million aggregate principal amount of its 4.750% senior notes due 2021.

Barclays Capital Inc. acted as the dealer manager for the Tender Offer. The information agent and tender agent was D.F. King & Co., Inc. Questions regarding the Tender Offer should be directed to Barclays Capital Inc. at (800) 438-3242 or (212) 528-7581.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward- looking statements include, without limitation, statements concerning the debt offering and the tender offer and any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve risks and uncertainties, including but not limited to economic, competitive, and technological factors outside NCLC’s or NCLH’s control that may cause NCLC’s or NCLH’s business, strategy, or actual results to differ materially from the forward-looking statements. You should not place undue reliance on forward-looking statements as a prediction of actual results. For information about the risks and uncertainties associated with the NCLC’s or NCLH’s business, please refer to NCLH’s and NCLC’s filings with the Securities and Exchange Commission. NCLC and NCLH expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Investor Relations Contact

Andrea DeMarco

(305) 468-2339

InvestorRelations@nclcorp.com